Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael S. Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX Announces Second Independent DSMB Recommendation to Continue PHASE 3 STUDY of HEPLISAV-B™

BERKELEY, CA – March 2, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the independent Data and Safety Monitoring Board (DSMB) charged with periodically reviewing safety data from the ongoing phase 3 clinical trial of HEPLISAV-B, its investigational adult hepatitis B vaccine, has completed its second prespecified review and has recommended that the study continue unchanged.

The second DSMB review included safety data for all enrolled subjects collected through the data cut-off in February. As of the cut-off, all continuing subjects had received the second immunization (which was the last active dose for HEPLISAV-B subjects) and all had reached at least 5 months follow-up after the first immunization. The DSMB reviewed unblinded tables and listings presenting key safety data. Based on this review, the panel recommended continuing HBV‑23 with no change to the study.

One additional prespecified DSMB review will occur during the conduct of HBV-23. All study visits will be completed by October, 2015.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV-B.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking" statements, including expectations for the conduct and timing of HBV-23. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether HBV-23 can be completed as expected and whether successful clinical and regulatory development and review and approval of HEPLISAV-B and our process for its manufacture can occur without significant delay or additional studies and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

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